Exhibit 99.1

Virco Reports Results for Fourth Quarter and Year-Ended January 31, 2021

•Company generates modest operating income despite 21% decline in revenue due to COVID-19;
•Management avoided layoffs during pandemic and looks forward to recovery;
•YTD Fiscal 2022 Shipments + order backlog at sixteen-year high as schools move toward re-opening.

April 28, 2021—Torrance, California—Virco Mfg. Corporation (NASDAQ: VIRC) today reported financial results for the fourth quarter and full year ended January 31, 2021, in the following press release to shareholders and customers:

A full year of pandemic-related school closures resulted in lower revenues for the fourth quarter and full year ended January 31, 2021. For the quarter, which includes the seasonally slow months of November, December and January, net sales totaled $18,301,000 compared to $27,148,000 in the prior year, a decline of 33%. Due to our aggressive cost controls, especially in sales, administration, and general activities, operating results for the fourth quarter improved 18% from a loss of ($7,036,000) in the prior year to a loss of ($5,778,000) in the most recent fourth quarter.

Full year net sales declined 21% to $152,795,000 from $193,001,000. Aggressive variable cost controls enacted at the beginning of the pandemic crisis resulted in operating income of $735,000 compared to $5,915,000 in the prior year. Inclusive of pension expense, interest, and taxes, the Company incurred a net loss of ($2,232,000) for the year compared to net income of $2,382,000 in the prior year.

Key balance sheet metrics improved over the course of the year, reflecting diligent cost controls while exercising precise execution matching revenue opportunities within the downturn made possible by the Company’s U.S. factories and short supply chain. Inventories and related bank borrowings under the Company’s seasonal credit facility were both lower at year end compared to the prior year. Shareholder equity was almost unchanged at $54,187,000 compared to $54,818,000 the prior year.

Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2021	1/31/2020	1/31/2021	1/31/2020
	(In thousands, except per share data)

Net sales	$18,301	$27,148	$152,795	$193,001
Cost of sales	13,759	20,141	97,870	121,326
Gross Profit	4,542	7,007	54,925	71,675
Selling, general administrative & other expense	10,320	14,043	54,190	65,760
Operating (loss) income	(5,778)	(7,036)	735	5,915
Pension expense	547	162	2,173	726
Interest expense, net	221	252	1,538	2,462
(Loss) income before income taxes	(6,546)	(7,450)	(2,976)	2,727
Income tax (benefit) expense	(979)	(3,140)	(744)	345
Net (loss) income	$(5,567)	$(4,310)	$(2,232)	$2,382

Net (loss) income per share - basic (a)	$(0.35)	$(0.28)	$(0.14)	$0.15
Net (loss) income per share - diluted	$(0.35)	$(0.28)	$(0.14)	$0.15

Weighted average shares outstanding - basic (a)	15,824	15,654	15,759	15,590
Weighted average shares outstanding - diluted	15,824	15,654	15,759	15,694

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

			1/31/2021	1/31/2020

Current assets			$50,967	$58,342
Non-current assets			74,069	80,650
Current liabilities			22,106	25,118
Non-current liabilities			48,743	59,056
Stockholders' equity			54,187	54,818

As described in prior press releases during the pandemic, school closures were an unprecedented policy response to COVID-19 with no guidelines for students, schools, families, or suppliers to follow. At no time in the country’s history—not for either of the World Wars, the Spanish Flu of 1918-1919, the Great Depression, the Hong Kong Flu of 1968, or the Great Recession—had public schools been closed en masse due to government order. Despite this, and reflecting the truly diverse nature of the pandemic in different regions at different timescales, deliveries of school furniture did continue throughout the year although at significantly reduced levels.

One of the clearest lessons from the pandemic was the crucial importance of in-person, on-campus education, especially for disadvantaged students or those with learning disabilities. School closures provided an unintended referendum on the vital role played by public and private schools in all aspects of social and economic health, perhaps in a way that only a shock of such magnitude can provide.

As a result, many state and local governments are now directing substantial additional funds towards re-opening and provisioning of public schools. Some of these funds are time-lagged and extend out to 2025; others are being spent or invested right now. Reflecting this new interest in funding education, the Company’s indicator of forward business activity (“actual YTD shipments + the unshipped backlog”) is at a sixteen-year high in fiscal 2022.

As always, management cautions against using this positive early-season metric as guidance. Especially coming out of the unprecedented and unpredictable circumstances of the pandemic, many things in the market for school furniture might change between now and year-end. Nonetheless, management is encouraged by the robustness of current trends. Management also believes that given the concurrent challenges of global supply chain interruptions, raw material shortages and cost increases, and ongoing tariff impacts, the Company’s vertical business model positions it to operate efficiently in such an environment.

Reflecting on the year’s results and the prospects for nationwide school re-opening, Virco Chairman and CEO Robert Virtue said: “In my many years at Virco serving the public school market, I’ve never experienced anything quite as challenging as what we’ve just been through. At times our stubborn insistence on maintaining our U.S. factories might have been seen as old-fashioned, but last year we believe it delivered better control of finances, inventories, and customer support than any other alternative. We appreciate the positive role we’ll be able to play in this crucial year of recovery, and we thank our shareholders for their loyalty, understanding, and support.”

Virco President Doug Virtue thanked the Company’s employees: “There was a great deal of uncertainty in March 2020, when lockdowns were first announced and schools emptied out. Nevertheless, our diverse portfolio of direct school customers located in all 50 states and in foreign countries has managed to buffer the impact on revenues, and our outstanding workforce came together—remotely in many instances—to control variable expenses and deliver an operating profit despite a 21% reduction in revenue. We kept our factories open, paid all of our bills on time, didn’t borrow to finance our losses and reduced overall borrowings, while avoiding layoffs and keeping our facilities safer overall than the communities where they’re located.”

“I’m proud and humbled by the performance of our employees during the pandemic. Forty percent of our employees have more than 20 years of service with the company. The trust and support they’ve built together was severely tested last year but it proved equal to the challenge. It will be especially rewarding to turn that strength toward the positive aspects of re-opening.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, supply chain and workforce; business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2021 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.